UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE BANK OF KENTUCKY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Kentucky	61-1256535
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

111 Lookout Farm Drive, Crestview Hills, Kentucky	41017
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, without par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this Form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: N/A

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to Be Registered.

General

The Registrant’s articles of incorporation, as amended to date (the “Articles of Incorporation”), authorize the issuance of up to 15,000,000 shares of stock having no par value (the “Common Stock”). As of September 30, 2008, there were 5,606,607 shares of Common Stock issued and outstanding.

Common Stock

Voting. The holders of Common Stock are entitled to one vote for each outstanding share of Common Stock owned by that shareholder on every matter properly submitted to the shareholder for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Holders of the Common Stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by the Registrant’s board of directors out of its assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the Common Stock would be entitled to share ratably in the Registrant’s assets that are legally available for distribution to shareholders after payment of liabilities.

Conversion, Redemption and Preemptive Rights. Holders of Common Stock have no conversion, redemption, preemptive, subscription or similar rights.

Anti-Takeover Provisions in Registrant’s Articles of Incorporation

The Registrant’s Articles of Incorporation provide that the affirmative vote of the holders of at least 75% of the voting power of the Registrant is required to authorize any of the following transactions, unless the Registrant’s board of directors recommends their approval:

•	a proposed amendment to the Registrant’s Articles of Incorporation;

•	a proposed amendment to the By-Laws of the Registrant;

•	a proposal to change the number of directors by action of the shareholders;

•	an agreement of merger or consolidation providing for the proposed merger or consolidation of the Registrant with or into one or more other corporations;

•	a proposed combination or majority share acquisition involving the issuance of shares of the Registrant and requiring shareholder approval;

•	a proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of the Registrant; or

•	a proposed dissolution of the Registrant.

If the board of directors recommends that shareholders approve any of the foregoing transactions, the affirmative vote of only a majority of the voting power of the Registrant would be required to approve such transactions, unless expressly otherwise provided by statute.

In view of the various provisions of the Articles of Incorporation, the aggregate share ownership by the directors and officers of the Registrant may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Officers and directors will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE BANK OF KENTUCKY FINANCIAL CORPORATION

Dated: November 20, 2008	By:	/s/ Robert W. Zapp
	Name:	Robert W. Zapp
	Title:	President, Chief Executive Officer and a Director